Exhibit 99.1
IP Performance Test and Diagnostic Division
A DIVISION OF
AGILENT TECHNOLOGIES, INC
COMBINED FINANCIAL STATEMENTS

Exhibit 99.1
Report of Independent Auditors
To the Stockholders and Board of Directors of Agilent Technologies, Inc.:
In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of invested equity and of cash flows present fairly, in all material respects, the financial position of the IP Performance Test and Diagnostic Division (the “Business”), a division of Agilent Technologies, Inc., at October 31, 2008 and October 31, 2007, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of management of Agilent Technologies, Inc. and management of the IP Performance Test and Diagnostic Division. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 3, the Business and its parent, Agilent Technologies, Inc., engage in extensive intercompany transactions, and the Business relies on its parent for substantially all of its operational and administrative support for which it is allocated costs on a basis that management believes is appropriate in the circumstances. The amounts recorded for those transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Business been an entity operated independently of Agilent Technologies, Inc.
As discussed in Note 5, in accordance with the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, the Company changed the manner in which it accounts for uncertain tax positions as of November 1, 2007.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Jose, California
September 4, 2009

IP PERFORMANCE TEST AND DIAGNOSTIC DIVISION
A DIVISION OF AGILENT TECHNOLOGIES, INC.
COMBINED STATEMENTS OF OPERATIONS

	Nine Months Ended July 31,		Years Ended October 31,
	2009	2008	2008	2007	2006
	(in thousands)
	(Unaudited)	(Unaudited)
Net revenue:	$33,563	$57,313	$74,187	$59,477	$52,718
Costs and expenses (Note 3):
Cost of products and services	12,396	14,569	19,049	17,391	19,474
Research and development	11,662	14,166	18,421	17,220	18,314
Selling, general and administrative	15,533	17,627	22,656	22,290	32,520

Total costs and expenses	39,591	46,362	60,126	56,901	70,308

Income (loss) from operations	(6,028)	10,951	14,061	2,576	(17,590)
Other income, net	146	17	215	39	485

Income (loss) before taxes	(5,882)	10,968	14,276	2,615	(17,105)
Provision for taxes	314	1,785	2,154	1,392	2,292

Net income (loss)	$(6,196)	9,183	$12,122	$1,223	$(19,397)

The accompanying notes are an integral part of these combined financial statements.

IP PERFORMANCE TEST AND DIAGNOSTIC DIVISION
A DIVISION OF AGILENT TECHNOLOGIES, INC.
COMBINED BALANCE SHEETS

	As of July 31,	As of October 31,
	2009	2008	2007
	(in thousands)
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—
Trade accounts receivable, net	5,811	6,956	9,206
Inventory	2,863	3,812	4,734
Deferred tax assets	985	1,168	1,072
Other current assets	325	398	254

Total current assets	9,984	12,334	15,266
Property, plant and equipment, net	515	627	1,185
Goodwill	19,867	19,637	19,093
Deferred tax assets, long term	1,531	1,727	1,327

Total assets	$31,897	$34,325	$36,871

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Accounts payable	$316	$377	$292
Employee compensation and benefits	1,583	2,573	2,626
Other taxes payable	651	863	786
Other accrued liabilities	2,403	1,705	2,753

Total current liabilities	4,953	5,518	6,457
Deferred tax liability, long term	539	533	338
Other long term liabilities	119	176	195

Total liabilities	5,611	6,227	6,990
Commitments and contingencies (Notes 14 and 15)
Invested equity:
Agilent’s Net Investment	24,456	26,865	28,262
Accumulated other comprehensive income	1,830	1,233	1,619

Total invested equity	26,286	28,098	29,881

Total liabilities and invested equity	$31,897	$34,325	$36,871

The accompanying notes are an integral part of these combined financial statements.

IP PERFORMANCE TEST AND DIAGNOSTIC DIVISION
A DIVISION OF AGILENT TECHNOLOGIES, INC.
COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended July 31,		Years End October 31,
	2009	2008	2008	2007	2006
	(in thousands)
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$(6,196)	$9,183	$12,122	$1,223	$(19,397)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	328	611	717	898	2,613
Share-based compensation	180	246	307	621	684
Deferred taxes	(29)	(261)	(117)	585	104
Excess and obsolete inventory-related charges	206	236	297	1,218	1,053
Net (gain) loss on sale of assets	3	(20)	(21)	6	21
Changes in assets and liabilities:
Accounts receivable, net	1,145	1,274	2,250	(3,805)	2,348
Inventory	743	597	625	2,489	(1,740)
Accounts payable	(61)	2	84	96	(592)
Employee compensation and benefits	(990)	(473)	(52)	(1,058)	661
Other taxes payable	(275)	(116)	67	7	(207)
Other assets and liabilities	712	(935)	(1,213)	(52)	(2,003)

Net cash provided by (used in) operating activities	(4,234)	10,344	15,066	2,228	(16,455)

Cash flows used in investing activities:
Investments in property, plant and equipment	(127)	(391)	(420)	(92)	(626)
Proceeds from the sale of property, plant and equipment	—	20	23	—	3

Net cash used in investing activities	(127)	(371)	(397)	(92)	(623)

Cash flows from financing activities:
Net (return of investment to)/contribution from parent	4,361	(9,973)	(14,669)	(2,136)	17,078

Net cash provided by (used in) financing activities	4,361	(9,973)	(14,669)	(2,136)	17,078

Net increase (decrease) in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—	$—	$—

The accompanying notes are an integral part of these combined financial statements.

IP PERFORMANCE TEST AND DIAGNOSTIC DIVISION
A DIVISION OF AGILENT TECHNOLOGIES, INC.
COMBINED STATEMENTS OF INVESTED EQUITY

		Accumulated
		Other
	Agilent’s Net	Comprehensive
	Investment	Income/(Loss)	Total
	(in thousands)
Invested equity, October 31, 2005	$29,873	$1,426	$31,299
Components of comprehensive loss:
Net loss	(19,397)	—	(19,397)
Change in foreign currency translation	—	(704)	(704)
Deferred taxes	—	269	269

Total comprehensive loss			(19,832)
Share-based compensation related to Agilent shares	684	—	684
Net transfer of assets from Agilent	47	—	47
Net investment by Agilent	17,899	—	17,899

Invested equity, October 31, 2006	29,106	991	30,097
Components of comprehensive income:
Net income	1,223	—	1,223
Change in foreign currency translation	—	1,054	1,054
Deferred taxes	—	(426)	(426)

Total comprehensive income			1,851
Share-based compensation related to Agilent shares	621	—	621
Net transfer of assets from Agilent	36	—	36
Net return of investment to Agilent	(2,724)	—	(2,724)

Invested equity, October 31, 2007	28,262	1,619	29,881
Components of comprehensive income:
Net income	12,122		12,122
Change in foreign currency translation	—	(664)	(664)
Deferred taxes	—	278	278

Total comprehensive income			11,736
Share-based compensation related to Agilent shares	307	—	307
Net transfer of assets to Agilent	(61)	—	(61)
Net return of investment to Agilent	(13,765)	—	(13,765)

Invested equity, October 31, 2008	26,865	1,233	28,098
Components of comprehensive income (unaudited):
Net loss (unaudited)	(6,196)		(6,196)
Change in foreign currency translation (unaudited)	—	962	962
Deferred taxes (unaudited)	—	(365)	(365)

Total comprehensive loss (unaudited)			(5,599)
Share-based compensation related to Agilent shares (unaudited)	180	—	180
Net transfer of assets from Agilent (unaudited)	11	—	11
Net investment by Agilent (unaudited)	3,596	—	3,596

Invested equity, July 31, 2009 (unaudited)	$24,456	$1,830	$26,286

The accompanying notes are an integral part of these combined financial statements.

IP PERFORMANCE TEST AND DIAGNOSTIC DIVISION
A DIVISION OF AGILENT TECHNOLOGIES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
1. Overview & Basis of Presentation
Overview
The IP Performance Test and Diagnostic Division (“we”, “us”,“our Business”, or “the Business”) is a division of Agilent Technologies, Inc. (“Agilent” or “Parent”). We provide a comprehensive multiservice solution for validating the performance and scalability characteristics of next-generation network equipment.
Basis of Presentation
     In July 2009, Agilent decided to market the IP Performance Test and Diagnostic Division for sale. The accompanying combined financial statements have been derived in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) from the accounting records of Agilent using the historical basis of assets and liabilities of the IP Performance Test and Diagnostic Division. The financial results of hardware product warranty support and the resale of used products associated with IP Performance Test and Diagnostic Division are not included in the combined financial statements as these activities are managed by other businesses within Agilent. Additionally, any obligation to provide support on separately priced extended product warranty agreements, and the impact of any such obligation, has been excluded from the combined financial statements.
     We have prepared the accompanying financial data for the nine months ended July 31, 2009 and 2008 pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP in the U.S. have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying interim financial statements contain all normal and recurring adjustments necessary to present fairly our combined financial position as of July 31, 2009, combined statement of operations for the nine months ended July 31, 2009 and 2008, and combined statement of cash flows for the nine months ended July 31, 2009 and 2008. The following interim financial information should be read in conjunction with the annual financial statements included herein.
     We receive significant management and shared administrative services from Agilent and we and Agilent engage in certain intercompany transactions. We relied on our parent company for a significant portion of our operational and administrative support. The combined financial statements include allocations of certain Agilent corporate expenses, including: information technology resources and support; finance, accounting, and auditing services; real estate and facility management services; human resources activities; certain procurement activities; treasury services, and legal advisory services. Costs allocated from other Agilent businesses include costs for research and development, such as software tools, common development costs, and technology costs and costs of management and support, such as finance, quality, communications and central research and development efforts.
     Agilent uses a centralized approach to cash management and financing of its operations. Cash management and financing transactions relating to our Business are accounted for through the Agilent invested equity account. Accordingly, none of the Agilent cash, cash equivalents or debt at the corporate level has been assigned to the Business in the combined financial statements.
     Management believes the assumptions and allocations underlying the combined financial statements are reasonable and appropriate. The expenses and cost allocations have been determined on a basis that Agilent and the Business consider to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented.

     However, the amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Agilent. Consequently our future results of operations after our sale from Agilent will include costs and expenses for us to operate as an independent company, and these costs and expenses may be materially different than our historical results of operations, financial position, and cash flows. Accordingly, the financial statements for these periods are not indicative of our future results of operations, financial position, and cash flows.
     See Note 3, “Transactions with Agilent” for further information regarding the relationships we have with Agilent and other Agilent businesses.
     Our fiscal year end is October 31. Unless otherwise stated, all years and dates refer to our fiscal year.
2. Summary of Significant Accounting Policies and New Accounting Pronouncements
          Principles of combination. Our combined financial statements include the global historical assets, liabilities and operations for which management is responsible. All significant intra-company transactions within the Business have been eliminated. All significant transactions between us and other businesses of Agilent are included in these combined financial statements. All intercompany transactions are considered to be effectively settled for cash in the combined statement of cash flows at the time the transaction is recorded. Certain assets and liabilities of our Business, which are included in these combined financial statements, may or may not, be indicative of our Business on a stand-alone basis.
     Invested Equity. This balance represents the accumulation of our net earnings over time, cash transferred to and from our parent company, transfer of inventory and assets to other Agilent businesses, and net intercompany receivable/payables between the Business and Agilent.
     Use of estimates. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in our combined financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact the Business in the future, actual results may be different from the estimates. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, inventory valuation, valuation of long-lived assets and accounting for income taxes.
          Revenue recognition. We enter into agreements to sell products (hardware and/or software), services and other arrangements (multiple element arrangements) that include combinations of products and services.
We recognize revenue, net of trade discounts and allowances, provided that (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the price is fixed or determinable and (4) collectability is reasonably assured. Delivery is considered to have occurred for products when title and risk of loss have transferred to the customer, for software, when customer is given access to the licensed software program and for software support when the service has been provided. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments. We consider arrangements with extended payment terms not to be fixed or determinable, and accordingly we defer revenue until amounts become due. At the time of the transaction, we evaluate the creditworthiness of our customers to determine the appropriate timing of revenue recognition. Revenue, including sales to resellers and distributors, is reduced for estimated returns, when appropriate.
We have determined that software is more than incidental to certain of our products. Accordingly, we account for revenue for such products in accordance with Statement of Position No. 97-2, Software Revenue Recognition, and related interpretations.
Service revenue includes support contracts on software products which provide unspecified software upgrades and enhancements offered on a when-and-if-available basis. Service revenue is deferred and recognized over the contractual period or as services are rendered.
A typical multiple element arrangement includes hardware, software license and support. We evaluate whether any undelivered elements of the arrangement such as software support services exists on which a portion of the total fee would be allocated. We recognize revenue for delivered elements only when delivered elements have stand alone value, the fair value of undelivered elements exists, and there are no customer negotiated refund or return rights affecting the revenue recognized for the delivered elements.
We use vendor-specific objective evidence of fair value to allocate revenue between the delivered and undelivered elements of the arrangement. If vendor-specific objective evidence of fair value only exists for the undelivered element, we allocate revenue using the residual method. In circumstances, where vendor-specific objective evidence of fair value is unavailable either for the undelivered element/s or for all elements within the arrangement, revenue is deferred until the earlier of the delivery of any undelivered element/s or establishment of vendor-specific objective evidence of fair value of any undelivered element/s.
     Accounts receivable, net. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable have been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. Accounts receivable are also recorded net of product returns and distributor allowances. These amounts are recorded when it is both probable and estimable that discounts will be granted or products will be returned. We do not have any off-balance-sheet credit exposure related to our customers.
     Share-based compensation. Our employees participate in Agilent’s stock-based compensation plans. For the nine months ended July 31, 2009 (unaudited) and the years ended October 31, 2008, 2007, and 2006, we accounted for share-based awards made to our employees including employee stock option awards, restricted stock units and employee stock purchases made under Agilent’s Employee Stock Purchase Plan (“ESPP”) using the estimated grant date fair value method of accounting in accordance with SFAS, No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123 (R)”). We recorded share-based compensation expense of $180,000 and $246,000 for the nine months ended July 31, 2009 and 2008 (unaudited) and $307,000, $621,000 and $684,000 for the years ended October 31, 2008, 2007, and 2006, respectively.
     Inventory. Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. We assess the valuation of our inventory on a quarterly basis and periodically write down the value for estimated excess and obsolete inventory based on estimates about future demand. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Our excess inventory review process includes analysis of sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory. During the normal course of business, inventory is transferred at net book value to other Agilent businesses that provide services for our hardware product warranty support and for remarketing purposes. The results of these other Agilent businesses are not included in the combined financial statements.
     Taxes on income. Income taxes, as presented, are calculated on an “as if” separate tax return basis. The Business operations have historically been included in Agilent’s U.S. federal and state tax returns or non-U.S. jurisdiction tax returns. Agilent’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, the tax results as presented are not necessarily reflective of the results that the Business would have generated on a stand-alone basis. Income tax expense is based on reported income or loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized.
     Warranty. Our standard warranty terms typically extend for one year from the date of delivery. We accrue for standard warranty costs in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS No.5”), based on historical trends in warranty charges as a percentage of gross product shipments. The accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost estimates. Estimated warranty charges are recorded within cost of products and services at the time products are sold.
     Shipping and handling costs. Our shipping and handling costs charged to customers are included in net revenue, and the associated expense is recorded in cost of products and services for all periods presented.
     Goodwill and Other Intangible assets. Our accounting complies with SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Goodwill is not amortized but is reviewed annually (or more frequently if impairment indicators arise) for impairment. Other intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic lives of the respective assets, generally three years.
     We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). The provisions of SFAS No. 142 require that we perform a two-step impairment test on goodwill. In the first step, we compare the fair value of each reporting unit to its carrying value. Our business has one reporting unit for the nine months ended July 31, 2009 (unaudited) and for the years ended October 31, 2008, 2007 and 2006. The second step (if necessary) measures the amount of impairment by applying fair-value-based tests to the individual assets and liabilities within each reporting unit. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. No indicators of impairment were identified for goodwill and other intangible assets for the nine months ended July 31, 2009 (unaudited) and for the years ended October 31, 2008, 2007 and 2006.
     Advertising. Business specific advertising costs are expensed as incurred and were $0 and approximately $4,000 for the nine months ended July 31, 2009 and 2008 (unaudited), and $6,000, $24,000 and $185,000 for the years ended October 31, 2008, 2007, and 2006, respectively. For the years ended October 31, 2006 and 2007 advertising costs were directly incurred by the Business and not based on Agilent’s corporate expense allocations. For the nine months ended July 31, 2009 (unaudited) and for the year ended October 31, 2008, most of the advertising expenses were incurred and allocated by Agilent as part of corporate allocations described in Note 3 but are not separately identifiable.
     Research and Development. Costs related to research, design and development of our products are charged to research and development expense as they are incurred.
     Fair value of financial instruments. The carrying values of accounts receivable, accounts payable, accrued employee compensation and benefits and other accrued liabilities approximate fair value because of their short maturities.
     Concentration of credit risk. We sell our products through our direct sales force and distributors. Amounts due from one customer accounted for approximately 17 percent of the combined accounts receivable balance at July 31, 2009 (unaudited). Amounts due from one customer accounted for approximately 16 percent of the combined accounts receivable balance at October 31, 2008. We perform ongoing credit evaluations of our customers’ financial conditions, and require collateral, such as letters of credit and bank guarantees, in certain circumstances.
     Property, plant and equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized; maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our general ledger and the resulting gain or loss is reflected in the combined statement of operations. Leasehold improvements are depreciated over three to fifteen years subject to the condition that the maximum useful life for assets associated with leased properties cannot exceed the lease expiration date. Machinery and equipment are depreciated over three to ten years. The straight-line method of depreciation is used for all property, plant and equipment.
     Impairment of long-lived assets. We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.
     Foreign currency translation. The functional currency for many of Agilent’s subsidiaries outside the U.S. is local currency based on the criteria of SFAS No. 52 “Foreign Currency Translation”. For those business units that operate in a local currency functional environment, Agilent has translated all assets and liabilities into U.S. dollars using current exchange rates; revenue and expenses are translated using average exchange rates in effect during each period. For the purpose of preparing these financial statements, resulting translation adjustments have been allocated to the business and reported as a separate component of accumulated other comprehensive income (loss) in invested equity.
     For those business units that operate in a U.S. dollar functional environment, foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for inventory, property, plant and equipment and other assets, which are remeasured at historical exchange rates. Revenue and expenses are generally translated at average exchange rates in effect during each period, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates. An allocation from Agilent of the applicable gains or losses from foreign currency remeasurement is included in other income (expense) in the combined statements of operations.
     Retirement plans and post retirement pension plans. Substantially all employees participate in various defined contribution and defined benefit pension plans, as administrated and sponsored by our parent company, Agilent. Eligible Canadian employees participate in a post-retirement health benefit plan. Agilent accounts for its defined contribution plans, defined benefit pension plans and post-retirement benefit plan in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” as amended by SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R).” Our employees participate in Agilent’s defined contribution and defined benefit pension plans as well as post-retirement health benefit plan. These plans’ assets and liabilities are combined with those related to other Agilent businesses. As a result, no assets or liabilities are reflected on our combined balance sheets, and other defined benefit and post-retirement benefit expenses have been determined on a multi-employer plan basis and are reflected in our combined statements of operations.
          Other risks and uncertainties. Certain of the Business’ products are currently manufactured by a third-party contractor in Malaysia. A significant disruption in the operations of this contractor may impact the production of our products for a significant period of time, which could have a significant adverse effect on our business, financial condition and results of operations.
NEW ACCOUNTING PRONOUNCEMENTS
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157,” Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”). FSP No. 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Effective November 1, 2008, we adopted the measurement and disclosure requirements related to financial assets and financial liabilities. The adoption of SFAS No. 157 for financial assets and financial liabilities did not have a material impact on our results of operations or the fair values of our financial assets and liabilities. We will be required to apply the provisions of SFAS No. 157 to nonfinancial assets and nonfinancial liabilities as of November 1, 2009 and are currently evaluating the impact of the application of SFAS No. 157 as it pertains to these items.
     In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, (“SFAS No. 165”) SFAS No. 165 is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. SFAS No. 165 is effective for interim and annual periods ending after June 15, 2009 and shall be applied prospectively. We adopted SFAS No. 165 in the quarter ended July 31, 2009 and evaluated all events or transactions that occurred after July 31, 2009 and up to October 30, 2009, the date we issued these financial statements. During this period, we did not have any material recognizable subsequent events that have not already been disclosed.

     In June 2009, the FASB issued Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, or SFAS 168. SFAS 168 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. All guidance contained in the Codification carries an equal level of authority. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification will supersede all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. Following SFAS 168, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates. The FASB will not consider Accounting Standards Updates as authoritative in their own right. Accounting Standards Updates will serve only to update the Codification, provide background information about the guidance and provide the basis for conclusions on the change(s) in the Codification. We will update our disclosures to conform to the Codification in the future.
3. Transactions with Agilent
Intercompany Transactions
     The IP Performance Test and Diagnostic Division did not purchase any materials from other Agilent businesses for the nine months ended July 31, 2009 and 2008 (unaudited) and for the years ended October 31, 2008, 2007, and 2006. The Business transferred inventory at net book value to other Agilent businesses so that they could provide services for our hardware product warranty support and to provide remarketing services of our used inventory. For the nine months ended July 31, 2009 and 2008 (unaudited) and for the years ended October 31, 2008, 2007, and 2006, we transferred inventory to other Agilent businesses for these services in the amount of $694,000, $2,680,000, $2,983,000, $5,008,000 and $968,000, respectively.
     In addition, we have made arrangements with other businesses to share some of their manufacturing, research and marketing resources. These resources are primarily billed to us at the other businesses’ cost. For the nine months ended July 31, 2009 and 2008 (unaudited) and for the years ended October 31, 2008, 2007 and 2006, the costs included in our statements of operations were approximately $400,000, $300,000, $400,000, $600,000 and $1,500,000, respectively.
Allocated Costs
     The combined statements of operations include our direct expenses for cost of products and services sold, research and development, sales and marketing, distribution, and administration as well as allocations of expenses arising from shared services and infrastructure provided by Agilent and other Agilent businesses to us. These corporate services include: information technology resources and support; finance, accounting, and auditing services; real estate and facility management services; human resources activities; certain procurement activities; treasury services, and legal advisory services. Costs allocated from other Agilent businesses include costs for research and development, such as software tools, common development costs, and technology costs and costs of management and support, such as finance, quality, communications and central research and development efforts. These expenses are allocated to us using estimates that we consider to be a reasonable reflection of the utilization of services provided to or benefits received by us. The allocation methods include headcount, square footage, actual consumption and usage of services, adjusted invested capital and others.
     Allocated costs included in the accompanying combined statements of operations are as follows:

	Nine Months Ended July 31,		Years Ended October 31,
	2009	2008	2008	2007	2006
	(in thousands)
	(unaudited)	(unaudited)
Cost of products and services	$2,432	$2,173	$2,864	$2,726	$4,199
Research and development	3,413	3,276	4,333	3,466	3,494
Selling, general and administrative	6,721	6,437	8,322	8,706	13,233
Other income, net	(146)	(17)	(215)	(39)	(485)

Total allocated costs	$12,420	$11,869	$15,304	$14,859	$20,441

Agreements with Agilent
     We share and operate under agreements executed by Agilent with third parties, including but not limited to purchasing, manufacturing, and freight agreements; use of facilities owned, leased, and managed by Agilent; and software, technology and other intellectual property agreements.
4. Share-Based Compensation
          Our employees participate in Agilent’s various incentive award plans, including employee stock options, restricted stock units and the employee stock purchases made under Agilent’s Employee Stock Purchase Plan (“ESPP”). We follow the accounting provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123 (R)”), for share-based awards granted to employees using the estimated grant date fair value method of accounting in accordance with SFAS No. 123 (R).
     In 2009 Agilent introduced the 2009 stock plan to replace the 1999 stock plan. Employee stock options generally vest at a rate of 25 percent per year over a period of four years from the date of grant and generally have a maximum contractual term of ten years. The exercise price for stock options is generally not less than 100 percent of the fair market value of Agilent’s common stock on the date the stock award is granted. Restricted stock units generally vest at a rate of 25 percent per year over a period of four years from the date of grant. The estimated fair value of the restricted stock unit awards was determined based on the market price of Agilent’s common stock on the date of grant. Under the current provisions of the ESPP, eligible employees may contribute up to ten percent of their base compensation to purchase shares of Agilent’s common stock at 85 percent of the fair market value at the purchase date as defined by the ESPP.
Impact of SFAS No. 123 (R)
     We recognize compensation expense based on the estimated grant date fair value method required under SFAS No. 123 (R). For these awards we have recognized compensation expense using a straight-line amortization method. As SFAS No. 123 (R) requires that share-based compensation expense be based on awards that are ultimately expected to vest; estimated share-based compensation expense has been reduced for estimated forfeitures.
     The impact on our results of share-based compensation was as follows:

	Nine Months Ended July 31,		Years Ended October 31,
	2009	2008	2008	2007	2006
	(in thousands)
	(unaudited)	(unaudited)
Cost of products and services	$10	$18	$21	$77	$74
Research and development	114	155	193	320	270
Selling, general and administrative	56	73	93	224	340

Total share-based compensation expense	$180	$246	$307	$621	$684

     At July 31, 2009 (unaudited) and October 31, 2008 there were no share-based compensation capitalized within inventory as the amounts would have been immaterial. Income tax benefit recognized in the nine months ended July 31, 2009 and 2008 (unaudited) and in the fiscal years 2008, 2007 and 2006 in the statements of operations for share-based compensation was immaterial. No stock options were granted during the nine months ended July 31, 2009 (unaudited) and during the fiscal years 2008 and 2007.

Valuation Assumptions
     For all periods presented, the fair value of share-based awards for employee stock option awards was estimated using the Black-Scholes option pricing model. The fair value for employee stock purchases made under Agilent’s current ESPP for the nine months ended July 31, 2009 (unaudited) was determined based on the market price of Agilent common stock on the date of purchase. The fair value in 2008, 2007 and 2006 for Agilent’s ESPP was estimated using Black-Scholes. No option grants were made under Agilent’s stock option plans, during the nine months ended July 31, 2009 (unaudited), the fiscal years 2008 and 2007; therefore no related assumptions are disclosed. The estimated fair value of restricted stock unit awards was determined based on the market price of Agilent’s common stock on the date of grant.
     The following assumptions were used to estimate the fair value of awards under Agilent’s stock option plans and our employees ESPP purchases:

	Nine Months
	Ended July 31,	Years Ended October 31,
	2009	2008	2007	2006
	(unaudited)
Stock Options:
Weighted average risk-free interest rate	—	—	—	4.4%
Dividend yield	—	—	—	0%
Weighted average volatility	—	—	—	29%
Expected life	—	—	—	4.25 yrs

ESPP:
Weighted average risk-free interest rate	—	2.9%	4.8%	4.5%
Dividend yield	—	—	—	—
Weighted average volatility	—	31%	31%	29%
Expected life	—	0.5-1 yrs	0.5-2 yrs	0.5-1 yrs
     The Black-Scholes fair value model requires the use of highly subjective and complex assumptions, including the option’s expected life and the price volatility of the underlying stock. We used implied volatility of Agilent’s publicly traded, similarly priced, stock options to estimate expected stock price volatility assumption for employee stock option awards.
     We consider several factors in estimating the expected life of our options granted, including the expected lives used by Agilent’s peer group of companies and the historical option exercise behavior of our employees, which we believe are representative of future behavior.
Share-Based Payment Award Activity
Employee Stock Options
     The following table summarizes employee stock option award activity related to our employees in 2006, 2007 and 2008 and in the nine months ended July 31, 2009 (unaudited). Employee transition amounts consist of option activity for employees transitioning in and out of the Business.

	Options	Weighted Average
	Outstanding	Exercise Price
	(in thousands)
Outstanding as of October 31, 2005	523	$27
Granted	68	32
Exercised	(82)	25
Employee Transition	(114)	25

Outstanding as of October 31, 2006	395	28
Exercised	(50)	25

	Options	Weighted Average
	Outstanding	Exercise Price
	(in thousands)
Employee Transition	(156)	28

Outstanding as of October 31, 2007	189	29
Exercised	(11)	26
Cancellations	(1)	36
Employee Transition	(57)	27

Outstanding as of October 31, 2008	120	30
Cancellations (unaudited)	(7)	42
Employee Transition (unaudited)	(9)	28

Outstanding as of July 31, 2009 (unaudited)	104	$29

     The options outstanding and exercisable for equity share-based payment awards at July 31, 2009 (unaudited) were as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
	(in thousands)	(in years)		(in thousands)	(in thousands)	(in years)		(in thousands)
$0 — 25	36	3.8	$21	$108	36	3.8	$21	$108
$25.01 — 30	26	4.4	$27	—	24	4.2	$27	—
$30.01 — 40	37	4.7	$33	—	32	4.4	$33	—
$40 and over	5	0.5	$67	—	5	0.5	$67	—

	104	4.1	$29	$108	97	3.9	$29	$108

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on Agilent’s closing stock price of $23.22 at July 31, 2009 (unaudited), which would have been received by award holders had all award holders exercised their awards that were in-the-money as of that date. The total number of in-the-money awards exercisable at July 31, 2009 (unaudited) was approximately 23,000.
     The options outstanding and exercisable for equity share-based payment awards at October 31, 2008 were as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
	(in thousands)	(in years)		(in thousands)	(in thousands)	(in years)		(in thousands)
$0 — 25	38	4.6	$20	$96	36	4.4	$20	$92
$25.01 — 30	30	5.1	27	—	28	5.0	27	—
$30.01 — 40	40	5.4	33	—	29	4.7	34	—
$40 and over	12	0.7	53	—	12	0.7	53	—

	120	4.6	$30	$96	105	4.2	$30	$92

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on Agilent’s closing stock price of $22.19 at October 31, 2008, which would have been received by award holders had all award holders exercised their awards that were in-the-money as of that date. The total number of in-the-money awards exercisable at October 31, 2008 was approximately 21,000.
     The following table summarizes the aggregate intrinsic value of options exercised during fiscal years 2006, 2007 and 2008 and during the nine months ended July 31, 2009 (unaudited) and the fair value of the options granted in 2006. There were no options exercised for the nine months ended July 31, 2009 (unaudited).

	Aggregate	Weighted Average	Value Using
	Intrinsic Value	Exercise Price	Black-Scholes Model
	(in thousands)
Options exercised in fiscal 2006	$803	$25
Black-Scholes value of options granted during 2006			$10
Options exercised in fiscal 2007	$517	$25
Black-Scholes Value of options granted during 2007			N/A
Options exercised in fiscal 2008	$123	$26
Black-Scholes value of options granted during 2008			N/A
Options exercised in the nine months ended July 31, 2009 (unaudited)	—	—
Black-Scholes value of options granted during the nine months ended July 31, 2009 (unaudited)			N/A
Non-vested Awards
     The following table summarizes non-vested award activity in the fiscal years 2006, 2007 and 2008 and in the nine months ended July 31, 2009 (unaudited) for our restricted stock unit awards.

		Weighted Average
	Shares	Grant Price
	(in thousands)
Non-vested at October 31, 2005	1	$32
Employee Transitions	(1)	32

Non-vested at October 31, 2006	—	—
Granted	19	31

Non-vested at October 31, 2007	19	31
Granted	3	37
Vested	(3)	32
Employee Transitions	(7)	31

Non-vested at October 31, 2008	12	33
Granted (unaudited)	1	14
Vested (unaudited)	(3)	16
Employee Transitions (unaudited)	(1)	32

Non-vested at July 31, 2009 (unaudited)	9	$30

     As of July 31, 2009 (unaudited), the unrecognized share-based compensation costs for non-vested restricted stock awards, net of expected forfeitures, was approximately $200,000 which is expected to be amortized over a weighted-average period of 1.9 years. The total fair value of restricted stock awards vested was immaterial for 2006 and 2007, $97,000 for 2008 and $39,000 and $97,000 for the nine months ended July 31, 2009 and 2008 (unaudited).

5. Provision for Income Taxes
     The provision for income taxes is comprised of:

	For Years Ended October 31,
	2008	2007	2006
	(in thousands)

U.S. federal taxes:
Current	$681	$279	$1,033
Deferred	(282)	258	(262)
Non-U.S. taxes:
Current	1,476	484	1,005
Deferred	(64)	193	230
State taxes, net of federal benefit:
Current	115	44	149
Deferred	228	134	137

Total provision for income taxes	$2,154	$1,392	$2,292

     The significant components of deferred tax assets and deferred tax liabilities included on the combined balance sheet are:

	As of October 31,
	2008		2007
	Deferred	Deferred Tax	Deferred Tax	Deferred Tax
	Tax Assets	Liabilities	Assets	Liabilities
	(in thousands)

Deferred revenue	$523	$—	$393	$—
Employee benefits	1,094	(15)	1,049	(15)
Foreign currency exchange	—	(763)	—	(1,042)
Intangible assets	1,484	—	1,625	—
Inventory	187	(58)	243	(42)
Net operating loss carryforwards	4,108	—	4,681	—
Others	348	(212)	326	(209)
Other accrued liabilities	279	(32)	313	(3)
Property, plant, and equipment	606	(8)	768	(10)
State taxes	134	—	28	—
Tax credits	383	—	257	—
Unremitted foreign earnings	—	(780)	—	(703)

Subtotal	9,146	(1,868)	9,683	(2,024)
Tax valuation allowance	(4,953)	—	(5,626)	—

Total deferred tax assets or deferred tax liabilities	$4,193	$(1,868)	$4,057	$(2,024)

     The breakdown between current and long-term deferred tax assets and deferred tax liabilities was as follows for the years ended October 31, 2008 and October 31, 2007:

	As of October 31,
	2008	2007
	(in thousands)
Current deferred tax assets	$1,168	$1,072
Long-term deferred tax assets	1,727	1,327
Current deferred tax liabilities	(37)	(28)
Long-term deferred tax liabilities	(533)	(338)

Total	$2,325	$2,033

     Current deferred tax liabilities are included in other taxes payable on the combined balance sheets.
          For the nine months ended July 31, 2009 and July 31, 2008 (unaudited), we recorded an income tax expense of $314,000 and $1,785,000. Income tax expense is recorded for income generated in jurisdictions other than the U.K., where we have recorded a valuation allowance.
          During 2004, we established a valuation allowance for the deferred tax assets in the United Kingdom. The valuation allowance was determined in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), which require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. We intend to maintain a full valuation allowance in the U.K. until sufficient positive evidence exists to support the reversal of the valuation allowance.
     At October 31, 2008, we had no federal or state net operating losses or credit carry forwards. At October 31, 2008, we had foreign net operating loss carry forwards of approximately $14,672,000 all of which has an indefinite life.
     The differences between the U.S. federal statutory income tax rate and our effective tax rate are:

	Years Ended October 31,
	2008	2007	2006
U.S. federal statutory income tax rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	1.6	4.5	(1.1)
Foreign income taxes	(21.5)	9.4	(44.8)
Other, net	1.0	5.3	(1.5)

Effective tax rate	15.1%	53.2%	(13.4)%

     The domestic and foreign components of income (loss) before taxes are:

	Years Ended October 31,
	2008	2007	2006
	(in thousands)
U.S. income	$1,718	$958	$1,242
Non-U.S. income (loss)	12,558	1,657	(18,347)

Total income (loss)	$14,276	$2,615	$(17,105)

We record U.S. income taxes on the undistributed earnings of foreign subsidiaries unless the subsidiaries’ earnings are considered permanently reinvested outside the U.S. For the three years ended October 31, 2008, the amount of undistributed earnings considered permanently reinvested is approximately $31,473,000. The determination of the unrecognized deferred tax liability on these earnings is not practicable. If these permanently reinvested earnings were remitted to the U.S. in a future period, the provision for income taxes could increase materially in that period.
     As part of Agilent, we enjoy tax holidays in several different jurisdictions, most significantly in Singapore, Malaysia and Switzerland. The tax holidays provide lower rates of taxation on certain classes of income and require various thresholds of investments and employment in those jurisdictions. During the years 2006 through 2008, we enjoyed tax holidays that applied to manufacturing income generated in Malaysia. The tax holiday in Malaysia expires in 2010. In 2004, Agilent secured a reduced tax rate in Switzerland for income generated from activity that we began in Switzerland during that year. The tax holiday expires in 2013. Also in 2004, Agilent secured an additional Singapore tax holiday for earnings from investments and related activity that began in 2004. The tax holiday applies to applicable earnings of our business until the end of 2013, with the opportunity for a reduced rate thereafter.
     As a result of the incentives, the impact of the tax holidays decreased income taxes by $2.7 million, $5.7 million and $0.4 million in 2008, 2007 and 2006, respectively.
     In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority and provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, and was effective for us on November 1, 2007.
     We historically classified unrecognized tax benefits in current taxes payable, or as reductions to tax receivables or net deferred tax assets when appropriate. As a result of adopting FIN No. 48, approximately $807,000 of unrecognized tax benefits and related interest and penalties was reclassified to long-term income taxes payable from current taxes payable. If recognized, the full amount of unrecognized tax benefits of $1,066,000, would affect our effective tax rate. Additionally, any income tax liability is payable by Agilent and has been recorded within Invested Equity in our financial statements.
     We continue to include interest and penalties related to unrecognized tax benefits within the provision for income taxes on the combined statements of operations. As of the date of adoption of FIN No. 48, we had accrued approximately $24,000 for the payment of interest and penalties relating to unrecognized tax benefits.
     A rollforward of our FIN No. 48 uncertain tax benefits including all federal, state and foreign tax jurisdictions is as follows:

For the year ended
October 31, 2008
(in thousands)
Balance, beginning of year	$783
Additions for tax positions related to the current year	248
Additions for tax positions from prior years	173
Reductions for tax positions from prior years	(56)
Statute of limitations expirations	(82)

Balance, end of year	$1,066

     In the U.S., the tax years remain open back to the year 2000. In other major jurisdictions where we conduct business, the tax years generally remain open back to the year 2003. We do not expect that changes to our unrecognized tax benefits will be significant in the next twelve months.

     Income taxes, as presented, are calculated on an “as if” separate tax return basis. Our operations have historically been included in Agilent’s U.S. federal and state tax returns or non-U.S. jurisdiction tax returns. Agilent’s global tax model has been developed based on its entire portfolio of businesses. Accordingly, the tax results as presented are not necessarily reflective of the results that we would have generated on a stand-alone basis.
6. Inventory

	As of July 31,	As of October 31,
	2009	2008	2007
	(in thousands)
	(unaudited)
Raw materials	$542	$1,445	$1,150
Work in progress	359	438	1,040
Finished goods	1,962	1,929	2,544

Total inventory	$2,863	$3,812	$4,734

     We record excess and obsolete inventory charges for both inventory on our site as well as inventory at our contract manufacturers and suppliers where we have non-cancelable purchase commitments. Inventory-related excess and obsolescence included a charge of $147,000 and a gain of $214,000 for the nine months ended July 31, 2009 and 2008 (unaudited), a gain of $274,000 for the year ended October 31, 2008, a charge of $716,000 for the year ended October 31, 2007, and a gain of $836,000 for the year ended October 31, 2006. Gains are from the sale of inventory previously written-off.
7. Property, Plant and Equipment, Net

	As of July 31,	As of October 31,
	2009	2008	2007
	(in thousands)
	(unaudited)
Buildings and leasehold improvements	$814	$715	$791
Machinery and equipment	6,859	7,107	13,478

Total property, plant and equipment	7,673	7,822	14,269
Accumulated depreciation and amortization	(7,158)	(7,195)	(13,084)

Total	$515	$627	$1,185

8. Goodwill and Other Intangible Assets
          The goodwill balances at July 31, 2009 (unaudited) and October 31, 2008, 2007, and 2006 and the movements during 2009, 2008 and 2007 are shown in the table below:

(in thousands)
Goodwill at October 31, 2006	$19,018
Foreign currency translation impact	75

Goodwill at October 31, 2007	19,093
Foreign currency translation impact	544

Goodwill at October 31, 2008	19,637
Foreign currency translation impact (unaudited)	230

Goodwill at July 31, 2009 (unaudited)	19,867

     Approximately $15.6 million of goodwill relates to two acquisitions made in 1999 and 2000 associated with the Business. Agilent allocated a portion of goodwill to us for one acquisition related to our business.

     The net book value of intangible assets for all of the periods presented was zero. The gross carrying amount of intangible assets is $5,350,000, but all intangible assets have been fully amortized as of October 31, 2006. Amortization of intangible assets was $1,783,000 for year ended October 31, 2006 and zero for all other periods presented.
9. Retirement Plans and Post-Retirement Pension Plans
     General. Substantially all employees are covered under various Agilent defined contribution and defined benefit plans. Employer contributions are generally a percent of the individual employee’s salary. Agilent also sponsors a post-retirement health benefit plan for eligible Canadian employees which provides certain medical, dental, and life insurance benefits.
     Defined contribution plans. Defined contribution expenses included in income (loss) from continuing operations for eligible employees primarily in Australia and Canada were $733,000 and $922,000 for the nine months ended July 31, 2009 and 2008 (unaudited) and $1,226,000, $1,126,000, and $1,121,000 for the years ended October 31, 2008, 2007, and 2006, respectively.
     Defined benefit plans. Agilent’s defined benefit plans are treated as multi-employer plans. Defined benefit plan expenses included in income (loss) from continuing operations were $115,000 and $84,000 for the nine months ended July 31, 2009 and 2008 (unaudited) and $109,000, $334,000, and $606,000 for the years ended October 31, 2008, 2007, and 2006, respectively.
     Post-retirement health benefit plan. Agilent’s post-retirement health benefit plan is treated as a multi-employer plan. Post-retirement health benefit plan expenses included in income (loss) from continuing operations for eligible employees in Canada were $167,000 and $347,000 for the nine months ended July 31, 2009 and 2008 (unaudited) and $423,000, $200,000, and $154,000 for the years ended October 31, 2008, 2007, and 2006, respectively.
10. Guarantees
Standard Warranty
          A summary of the standard warranty accrual activity is shown in the table below.

	As of July 31,	As of October 31,
	2009	2008	2007
		(In thousands)
	(unaudited)
Beginning Balance	$131	$141	$117
Accrual for warranties issued during the period	66	260	302
Settlements made during the period	(110)	(270)	(278)

Balance at end of period	$87	$131	$141

Indemnifications
     As is customary in our industry and as provided for in local law in the U.S. and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

11. Other Accrued Liabilities
     Other accrued liabilities as of July 31, 2009 (unaudited) and October 31, 2008 and 2007 were as follows:

	As of July 31,	As of October 31,
	2009	2008	2007
	(in thousands)
	(unaudited)
Deferred Revenue	$2,044	$1,510	$2,318
Restructuring Cost	270	—	164
Supplier Costs	2	64	130
Warranty Costs	87	131	141

Total other accrued liabilities	$2,403	$1,705	$2,753

12. Restructuring
     Agilent has initiated several restructuring actions since fiscal year 2005 to reduce our workforce to match a smaller organizational size and prevalent economic conditions. These workforce reduction actions are now substantially complete.
     The restructuring activity for the nine months ended July 31, 2009 (unaudited) related to the FY09 Restructuring Plan Agilent had announced in the first two quarters of FY09. The FY09 Plan was conceived in response to deteriorating economic conditions and is designed to deliver sufficient savings to enable Agilent businesses to reach their profitability targets.
     A summary of the total restructuring activity is shown in the table below:

Workforce
Reduction
(in thousands)
Balance as of October 31, 2005	$313
Income statement charge	1,527
Cash payments	(1,577)

Balance as of October 31, 2006	$263
Income statement charge	1,467
Cash payments	(1,566)

Balance as of October 31, 2007	$164
Income statement charge	201
Cash payments	(365)

Balance as of October 31, 2008	$—
Income statement charge (unaudited)	991
Cash payments (unaudited)	(721)

Balance as of July 31, 2009 (unaudited)	$270

     The restructuring accrual is recorded in other accrued liabilities on the combined balance sheets and represents estimated future cash outlays.

     A summary of the charges in the combined statements of operations resulting from restructuring is shown below:

	Nine Months Ended July 31,		Years Ended October 31,
	2009	2008	2008	2007	2006
	(in thousands)
	(unaudited)	(unaudited)
Cost of products and services	$270	$80	$95	$223	$110
Research and development	454	34	34	482	303
Selling, general and administrative	267	72	72	762	1,114

Total restructuring charges	$991	$186	$201	$1,467	$1,527

13. Other Income (Expense)
     For the nine months ended July 31, 2009 and 2008 (unaudited), other income (expense) included a charge of $168,000 and $107,000 for the repayment of a Scottish Enterprise Grant, and a gain of $314,000 and $124,000 related to Agilent’s allocation of miscellaneous income. For the year ended October 31, 2008, other income (expense) included a charge of $107,000 for the repayment of a Scottish Enterprise Grant, a gain of $332,000 related to Agilent’s allocation of miscellaneous income, and $10,000 for miscellaneous expenses. For the year ended October 31, 2007, other income (expense) included a charge of $93,000 for the repayment of a Scottish Enterprise Grant, and a gain of $132,000 related to Agilent’s allocation of miscellaneous income. For the year ended October 31, 2006, other income (expense) included a gain of $485,000 for Agilent’s allocation of miscellaneous income. As of July 31, 2009 (unaudited) there are no future repayments required for the Scottish Enterprise Grant.
14. Commitments
     Operating Lease Commitments: Agilent leases certain real and personal property from unrelated third parties under non-cancelable operating leases, which the Business utilizes. Our portion of the future minimum lease payments under those leases at July 31, 2009 (unaudited) were $179,000 for 2009, $643,000 for 2010 and nothing thereafter. Certain leases require Agilent to pay property taxes, insurance and routine maintenance, and include escalation clauses, which are recorded on a straight line basis. Rent expense was $484,000 and $589,000 for the nine months ended July 31, 2009 and 2008 (unaudited), $777,000 for the year ended October 31, 2008, $751,000 for the year ended 2007, and $681,000 for the year ended October 31, 2006.
15. Contingencies
     We are involved in lawsuits, claims, investigations and proceedings, including patent, commercial and environmental matters that arise in the ordinary course of business. There are no such matters pending that we expect to be material in relation to our business, combined financial condition, results of operations or cash flows.
16. Segment Information
     Description of segments. We are the leading supplier of IP performance test and diagnostic solutions to telecom equipment and services providers.
     Our business operates as one segment. This is based primarily on how the chief operating decision maker views and evaluates our operations. Other factors, including customer base and technology were considered in determining that we are one reportable segment.

     Major customers. There were two customers that represented 12% and 11% of total net revenue for the nine months ended July 31, 2009 (unaudited). There were two customers that represented 16% and 15% of total net revenue for the nine months ended July 31, 2008 (unaudited). There were two customers that represented 15% and 15% of total net revenue for the year ended October 31, 2008, 18% and 13% of total net revenue for the year ended October 31, 2007 and 18% and 21% of total net revenue for the year ended October 31, 2006.
The following table presents summarized information for net revenue and long-lived assets by geographic region. The rest of the world primarily consists of Europe for the net revenue table. Long lived assets consist of property, plant, and equipment excluding goodwill.

	(in thousands)
	United States	Japan	Singapore	Rest of World	Total
Net revenue:
Nine months ended July 31, 2009 (unaudited)	$11,762	4,541	6,192	11,068	$33,563
Nine months ended July 31, 2008 (unaudited)	$26,334	7,566	8,230	15,183	$57,313
Year ended October 31, 2008	$34,237	$10,621	$10,099	$19,230	$74,187
Year ended October 31, 2007	$27,684	$6,578	$8,285	$16,930	$59,477
Year ended October 31, 2006	$23,232	$7,829	$6,727	$14,930	$52,718
In general, net revenue is attributed to geographic areas based on the country in which the customer takes title of our products.

	(in thousands)
	Australia	Canada	UK	Rest of World	Total
Long-lived assets:
As of July 31, 2009 (Unaudited)	$198	$314	$—	$3	$515
As of October 31, 2008	$303	$318	$—	$6	$627
As of October 31, 2007	$491	$531	$129	$34	$1,185
17. Subsequent Events (Unaudited)
     On October 21, 2009, Agilent signed a definitive agreement with an unrelated third party to acquire the IP Performance Test and Diagnostic Division. The third party will also acquire other assets related to the Business’ hardware product warranty support and the resale of used products associated with the Business but not included in these combined financial statements. Subject to customary closing conditions, the acquisition is scheduled to close on or after October 30, 2009.